<PLAINTEXT>
                                                                 Morgan Stanley
                                                                 Charter Series
     August 2007
     Monthly Report
This Monthly Report supplements the Charter Funds' Prospectus dated April 2,
2007.
                                                     Issued: September 28, 2007
 LOGO
MORGAN STANLEY CHARTER SERIES
HISTORICAL FUND PERFORMANCE
Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. Past performance is no guarantee of future results.

                                                                                                             INCEPTION-
                                                                                                              TO-DATE
                1994    1995 1996 1997 1998   1999    2000  2001    2002   2003  2004   2005  2006    2007     RETURN
FUND             %       %    %    %    %      %       %     %       %      %     %      %     %       %         %
------------------------------------------------------------------------------------------------------------------------
Charter
 Campbell....    --      --  --    --  --      --      --    --    (4.2)   16.3   3.9   9.7    3.1   (13.1)    13.8
                                                                  (3 mos.)                          (8 mos.)
------------------------------------------------------------------------------------------------------------------------
Charter
 Aspect......   (7.3)   21.9 4.0  26.2 5.1    (9.2)   23.8 (3.3)    29.1   (5.1) (5.6) (19.6) 10.5   (5.5)     64.3
              (10 mos.)                                                                             (8 mos.)
------------------------------------------------------------------------------------------------------------------------
Charter
 Graham......    --      --  --    --  --      2.9    22.0  9.7     36.8   16.1   1.3  (16.1)  4.6    6.0      106.3
                                            (10 mos.)                                               (8 mos.)
------------------------------------------------------------------------------------------------------------------------
Charter WCM..    --      --  --    --  --     (7.2)   12.1 (11.3)   21.1   (0.6) (5.3) (0.6)  (2.4)  (0.5)      1.6
                                            (10 mos.)                                               (8 mos.)
------------------------------------------------------------------------------------------------------------------------

               COMPOUND
              ANNUALIZED
                RETURN
FUND              %
------------------------
Charter
 Campbell....    2.7
------------------------
Charter
 Aspect......    3.7
------------------------
Charter
 Graham......    8.9
------------------------
Charter WCM..    0.2
------------------------

DEMETER MANAGEMENT CORPORATION
522 Fifth Avenue, 13th Floor
New York, NY 10036
Telephone (212) 296-1999
Morgan Stanley Charter Series
Monthly Report
August 2007
Dear Limited Partner:
  The Net Asset Value per Unit for each of the four Morgan Stanley Charter Funds as of August 31, 2007 was as follows:

                                               % CHANGE
                       FUND             N.A.V. FOR MONTH
                       ---------------------------------
                       Charter Campbell $11.38   -6.56%
                       ---------------------------------
                       Charter Aspect   $16.43   -6.46%
                       ---------------------------------
                       Charter Graham   $20.63   -3.88%
                       ---------------------------------
                       Charter WCM      $10.16   -1.45%
                       ---------------------------------

  Detailed performance information for each Fund is located in the body of the financial report. (Note: all returns are net of all fees). For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates.
  The trading results by sector chart indicates the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which the Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by the Fund to each sector will vary over time within a predetermined range. Below the chart is a description of the factors that influenced trading gains and trading losses within the Fund during the previous month.
  Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 522 Fifth Avenue, 13th Floor, New York, NY 10036, or your Morgan Stanley Financial Advisor.
  I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.
Sincerely,
 LOGO
Walter J. Davis
Chairman of the Board of Directors and President
Demeter Management Corporation,
General Partner of
Morgan Stanley Charter Campbell L.P.
Morgan Stanley Charter Aspect L.P.
Morgan Stanley Charter Graham L.P.
Morgan Stanley Charter WCM L.P.
                      This page intentionally left blank.
MORGAN STANLEY CHARTER CAMPBELL L.P.
                                    [CHART]
                    Month ended August 31, 2007     YTD ended August 31, 2007
                    ---------------------------     -------------------------
Currencies                     -4.39%                        -8.27%
Interest Rates                 -0.11%                         0.44%
Stock Indices                  -1.56%                        -1.08%
Energies                        0.18%                        -1.18%
Metals                         -0.33%                        -0.67%
Note:Reflects trading results only and does not include fees or interest income. During the month, the Fund experienced losses across the currency, global stock index, metals, and global interest rate sectors. These losses were partially offset by gains in the energy markets.
Within the currency sector, long positions in the Australian dollar, New
Zealand dollar, British pound, and euro versus the U.S. dollar resulted in losses as the value of the U.S. dollar moved higher against most of its major rivals after continued volatility in the global equity markets and widening credit losses tied to U.S. sub-prime loans resulted in substantially stronger demand for U.S. dollar-denominated government bonds. In addition, the value of the U.S. dollar was pressured higher against these currencies due to data indicating a narrowing U.S. trade deficit, as well as an increase in U.S. wholesale prices. Elsewhere, short positions in the Japanese yen versus the
U.S. dollar experienced losses as the value of the Japanese yen strengthened relative to the U.S. dollar amid the aforementioned volatility in the global stock markets, which caused investors to trim riskier assets funded by loans from Japan, thereby reducing carry-trade positions.
MORGAN STANLEY CHARTER CAMPBELL L.P.
(continued)
Within the global stock index sector, long positions in U.S., European, and Pacific Rim equity index futures recorded losses as prices fell on concern that a slumping real estate market and a widening credit crunch sparked by U.S. sub-prime mortgage losses may erode global economic growth and corporate earnings. U.S. stock prices further declined after a U.S. Labor Department report showed that the unemployment rate rose in July.
Additional losses were incurred in the metals markets from long futures positions in copper as prices decreased amid speculation that losses in the global financial markets may reduce demand for raw materials. Additionally, copper prices were pulled lower following a government report that showed copper inventories jumped 8.2%, the most since December 2005.
Smaller losses were experienced in the global interest rate sector from short positions in European fixed-income futures as prices moved higher in a continuation of a worldwide "flight-to-quality" after volatility in global equity markets, spurred by the aforementioned losses in the U.S. subprime mortgage sector, resulted in strong demand for the relative safety of government debt.
Within the energy markets, short positions in crude oil futures and its related products resulted in gains as prices fell on concern that losses stemming from subprime mortgages may hinder U.S. economic growth and reduce future demand. In addition, prices were pulled lower after the U.S. Department of Energy stated that crude oil supplies were up due to an increase in output by U.S. refineries. MORGAN STANLEY CHARTER ASPECT L.P.
                                    [CHART]
                  Month ended August 31, 2007    YTD ended August 31, 2007
                  ---------------------------    -------------------------
Currencies                  -1.40%                           0.81%
Interest Rates              -2.15%                           1.85%
Stock Indices               -0.60%                          -0.50%
Energies                    -0.99%                          -2.09%
Metals                      -1.08%                          -1.38%
Agriculturals               -0.03%                          -0.90%
Note:Reflects trading results only and does not include fees or interest income. During the month, the Fund experienced losses across the global interest rate, currency, metals, energy, and global stock index sectors. Trading results in the agricultural markets were essentially flat and had no material effect on overall Fund performance during the month.
Within the global interest rate sector, short positions in U.S., European, and Japanese fixed-income futures recorded losses as prices increased in a continuation of a worldwide "flight-to-quality" after volatility in global equity markets, spurred by losses in the U.S. sub-prime mortgage sector, resulted in strong demand for the relative safety of government debt.
MORGAN STANLEY CHARTER ASPECT L.P.
(continued)
Within the currency sector, long positions in the Australian dollar, New
Zealand dollar, British pound, and euro versus the U.S. dollar resulted in losses as the value of the U.S. dollar moved higher against most of its major rivals after continued volatility in the global equity markets and widening credit losses tied to U.S. sub-prime loans resulted in substantially stronger demand for U.S. dollar-denominated government bonds. In addition, the value of the U.S. dollar was pressured higher against these currencies due to data indicating a narrowing U.S. trade deficit, as well as an increase in U.S. wholesale prices. Elsewhere, short positions in the Japanese yen versus the
U.S. dollar experienced losses as the value of the Japanese yen strengthened relative to the U.S. dollar amid volatility in the global stock markets, which caused investors to trim riskier assets funded by loans from Japan, thereby reducing carry-trade positions.
Within the metals markets, losses were incurred from long positions in copper, zinc, and aluminum futures as prices declined amid increasing stockpiles and speculation that losses in the global financial markets may cut demand for raw materials. Additionally, copper prices were pulled lower following a government report that showed copper inventories jumped 8.2%, the most since December 2005. Additional losses were recorded within the energy markets from long positions in crude oil futures and its related products as prices moved lower on concern that losses stemming from subprime mortgages may hinder U.S. economic growth and reduce future demand. In addition, prices were pulled lower after the U.S. Department of Energy stated that crude oil supplies were up due to an increase in output by U.S. refineries.
Smaller losses were experienced within the global stock index sector from long positions in European and Pacific Rim equity index futures as prices moved lower amid speculation that a widening credit crunch may erode global economic growth and corporate earnings.
MORGAN STANLEY CHARTER GRAHAM L.P.
                                    [CHART]
                   Month ended August 31, 2007    YTD ended August 31, 2007
                   ---------------------------    -------------------------
Currencies                   -3.02%                       -0.20%
Interest Rates              -0.68%                       10.00%
Stock Indices                0.26%                        1.18%
Energies                     -0.47%                       -1.39%
Metals                       -0.05%                       -1.21%
Agriculturals                 0.40%                        0.03%
Note:Reflects trading results only and does not include fees or interest income. During the month, the Fund experienced losses across the currency, global interest rate, energy, and metals sectors. These losses were partially offset by gains in the agricultural and global stock index sectors.
Within the currency sector, long positions in the Brazilian real, New Zealand dollar, Turkish lira, and Colombian peso versus the U.S. dollar incurred losses as the value of the U.S. dollar reversed sharply higher against most of its rivals after continued volatility in the global equity markets and widening credit losses tied to U.S. sub-prime loans resulted in substantially stronger demand for U.S. dollar-denominated government bonds. In addition, the U.S. dollar strengthened against these currencies when traders reduced "carry-trade" positions due to the aforementioned volatility in the global equity markets. Also pushing the value of the U.S. dollar higher was data indicating a narrowing U.S. trade deficit, coupled with an increase in U.S. wholesale prices. Within the global interest rate sector, short positions in U.S. and European fixed-income futures recorded losses as prices increased in a continuation of a worldwide "flight-to-quality" as volatility in global equity markets, spurred by losses in the U.S. sub-prime mortgage sector, resulted in strong demand for the relative safety of government debt.
MORGAN STANLEY CHARTER GRAHAM L.P.
(continued)
Additional losses were experienced within the energy markets from long futures positions in crude oil and its related products as prices moved lower on concern that losses stemming from subprime mortgages may hinder U.S. economic growth and reduce future demand. Additionally, prices were pulled lower after the U.S. Department of Energy stated that crude oil supplies were up due to an increase in output by U.S. refineries.
Smaller losses were incurred within the metals markets from long positions in copper futures as prices declined amid increasing stockpiles and speculation that losses in the global financial markets may cut demand for raw materials. Furthermore, copper prices fell following a government report that showed copper inventories jumped 8.2%, the most since December 2005.
Within the agricultural markets, long positions in wheat futures recorded gains as prices rose to a record high due to a rise in demand for U.S. supplies and news from the U.S. Department of Agriculture that global stockpiles may fall to the lowest level in 26 years.
Smaller gains were experienced within the global stock index sector from short positions in European equity index futures as prices decreased amid speculation that a widening credit crunch may erode global economic growth and corporate earnings.
MORGAN STANLEY CHARTER WCM L.P.
                                    [CHART]
                     Month ended August 31, 2007   YTD ended August 31, 2007
                     ---------------------------   -------------------------
Currencies                    -2.12%                           0.86%
Interest Rates                2.08%                           1.20%
Stock Indices                -0.58%                           1.63%
Energies                      -0.73%                          -0.52%
Metals                        -0.54%                          -0.78%
Agriculturals                  0.71%                           0.25%
Note:Reflects trading results only and does not include fees or interest income. During the month, the Fund experienced losses across the currency, energy, global stock index, and metals sectors. These losses were partially offset by gains in the global interest rate and agricultural sectors.
Within the currency sector, long positions in the Australian dollar, New
Zealand dollar, British pound, and euro versus the U.S. dollar resulted in losses as the value of the U.S. dollar moved higher against most of its major rivals after continued volatility in the global equity markets and widening credit losses tied to U.S. subprime loans resulted in substantially stronger demand for U.S. dollar-denominated government bonds. In addition, the value of the U.S. dollar was pressured higher against these currencies due to data indicating a narrowing U.S. trade deficit, as well as an increase in U.S. wholesale prices. Elsewhere, short positions in the Japanese yen versus the U.S. dollar experienced losses as the value of the Japanese yen strengthened relative to the U.S. dollar amid the aforementioned volatility in the global stock markets, which caused investors to trim riskier assets funded by loans from Japan, thereby reducing carry-trade positions.
MORGAN STANLEY CHARTER WCM L.P.
(continued)
Within the energy markets, losses were incurred from long futures positions in crude oil and its related products as prices decreased amid speculation that losses stemming from sub-prime mortgages may hinder U.S. economic growth and reduce future demand. Furthermore, prices were pulled lower after the U.S. Department of Energy stated that crude oil supplies were up due to an increase in output by U.S. refineries.
Additional losses were experienced within the global stock index sector from long positions in U.S., European, and Pacific Rim equity index futures as prices fell on concern that a slumping real estate market and a widening credit crunch, sparked by U.S. sub-prime mortgage losses, may erode global economic growth and corporate earnings. U.S. stock prices further declined after a U.S. Labor Department report showed that the unemployment rate rose in July.
Smaller losses were recorded within the metals markets from long positions in copper and aluminum futures as prices moved lower amid increasing stockpiles and speculation that losses in the global financial markets may cut demand for raw materials. Additionally, copper prices were pulled lower following a government report that showed copper inventories jumped 8.2%, the most since December 2005.
Within the global interest rate sector, long positions in U.S., European, and Japanese fixed-income futures resulted in gains as prices increased in a continuation of a worldwide "flight-to-quality" after volatility in global equity markets resulted in strong demand for the relative safety of government debt.
Smaller gains were experienced in the agricultural markets from long positions in wheat futures as prices rose to a record high due to a rise in demand for U.S. supplies and news from the U.S. Department of Agriculture that global stockpiles may fall to the lowest level in 26 years. Elsewhere, short positions in sugar futures resulted in gains as prices declined on concern that increased supplies from India, the second-largest producer, may contribute to a global surplus.
MORGAN STANLEY CHARTER SERIES
STATEMENTS OF OPERATIONS
FOR THE MONTH ENDED AUGUST 31, 2007 (UNAUDITED)

                                     MORGAN STANLEY               MORGAN STANLEY               MORGAN STANLEY
                                 CHARTER CAMPBELL L.P.         CHARTER ASPECT L.P.          CHARTER GRAHAM L.P.
                              ---------------------------  ---------------------------  ---------------------------
                                            PERCENTAGE OF                PERCENTAGE OF                PERCENTAGE OF
                                           AUGUST 1, 2007               AUGUST 1, 2007               AUGUST 1, 2007
                                              BEGINNING                    BEGINNING                    BEGINNING
                                 AMOUNT    NET ASSET VALUE    AMOUNT    NET ASSET VALUE    AMOUNT    NET ASSET VALUE
                              -----------  --------------- -----------  --------------- -----------  ---------------
                                   $              %             $              %             $              %
INVESTMENT INCOME
  Interest income (Note 2)      1,350,558         .40          500,700         .39        1,724,193         .40
                              -----------       -----      -----------      ------      -----------       -----
EXPENSES
  Brokerage fees (Note 2)       1,706,924         .50          649,522         .50        2,168,515         .50
  Management fees (Note 2&3)      753,891         .23          216,507         .17          722,839         .16
                              -----------       -----      -----------      ------      -----------       -----
   Total Expenses               2,460,815         .73          866,029         .67        2,891,354         .66
                              -----------       -----      -----------      ------      -----------       -----
NET INVESTMENT LOSS            (1,110,257)       (.33)        (365,329)       (.28)      (1,167,161)       (.26)
                              -----------       -----      -----------      ------      -----------       -----
TRADING RESULTS
Trading profit (loss):
  Realized                    (16,869,594)      (4.94)     (15,006,461)     (11.55)      (1,801,680)       (.42)
  Net change in unrealized     (4,411,742)      (1.29)       6,974,613        5.37      (13,874,614)      (3.20)
                              -----------       -----      -----------      ------      -----------       -----
   Total Trading Results      (21,281,336)      (6.23)      (8,031,848)      (6.18)     (15,676,294)      (3.62)
                              -----------       -----      -----------      ------      -----------       -----
NET LOSS                      (22,391,593)      (6.56)      (8,397,177)      (6.46)     (16,843,455)      (3.88)
                              ===========       =====      ===========      ======      ===========       =====

                                    MORGAN STANLEY
                                   CHARTER WCM L.P.
                              --------------------------
                                           PERCENTAGE OF
                                          AUGUST 1, 2007
                                             BEGINNING
                                AMOUNT    NET ASSET VALUE
                              ----------  ---------------
                                  $              %
INVESTMENT INCOME
  Interest income (Note 2)       261,417         .38
                              ----------       -----
EXPENSES
  Brokerage fees (Note 2)        345,136         .50
  Management fees (Note 2&3)     115,045         .17
                              ----------       -----
   Total Expenses                460,181         .67
                              ----------       -----
NET INVESTMENT LOSS             (198,764)       (.29)
                              ----------       -----
TRADING RESULTS
Trading profit (loss):
  Realized                    (1,169,204)      (1.69)
  Net change in unrealized       365,111         .53
                              ----------       -----
   Total Trading Results        (804,093)      (1.16)
                              ----------       -----
NET LOSS                      (1,002,857)      (1.45)
                              ==========       =====

MORGAN STANLEY CHARTER SERIES
STATEMENTS OF CHANGES IN NET ASSET VALUE
FOR THE MONTH ENDED AUGUST 31, 2007 (UNAUDITED)

                            MORGAN STANLEY                        MORGAN STANLEY                       MORGAN STANLEY
                         CHARTER CAMPBELL L.P.                 CHARTER ASPECT L.P.                   CHARTER GRAHAM L.P.
                 ------------------------------------  -----------------------------------  ------------------------------------
                      UNITS         AMOUNT    PER UNIT     UNITS         AMOUNT    PER UNIT      UNITS         AMOUNT    PER UNIT
                 --------------  -----------  -------- -------------  -----------  -------- --------------  -----------  --------
                                      $          $                         $          $                          $          $
Net Asset Value,
 August 1, 2007  28,032,567.470  341,384,872   12.18   7,397,356.353  129,904,452   17.56   20,206,569.159  433,703,068   21.46
Net Loss               --        (22,391,593)   (.80)        --        (8,397,177)  (1.13)        --        (16,843,455)   (.83)
Redemptions        (536,057.781)  (6,100,338)  11.38     (91,687.891)  (1,506,432)  16.43     (292,681.387)  (6,038,017)  20.63
Subscriptions          --             --         --       93,951.683    1,543,626   16.43      156,740.379    3,233,554   20.63
                 --------------  -----------           -------------  -----------           --------------  -----------
Net Asset Value,
 August 31, 2007 27,496,509.689  312,892,941   11.38   7,399,620.145  121,544,469   16.43   20,070,628.151  414,055,150   20.63
                 ==============  ===========           =============  ===========           ==============  ===========

                           MORGAN STANLEY
                          CHARTER WCM L.P.
                 ----------------------------------
                     UNITS        AMOUNT    PER UNIT
                 -------------  ----------  --------
                                    $          $
Net Asset Value,
 August 1, 2007  6,693,736.707  69,027,240   10.31
Net Loss               --       (1,002,857)   (.15)
Redemptions        (70,547.220)   (716,760)  10.16
Subscriptions      171,176.008   1,739,148   10.16
                 -------------  ----------
Net Asset Value,
 August 31, 2007 6,794,365.495  69,046,771   10.16
                 =============  ==========

  The accompanying notes are an integral part of these financial statements. MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(Unaudited)
--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
ORGANIZATION.  Morgan Stanley Charter Campbell L.P. ("Charter Campbell"),
Morgan Stanley Charter Aspect L.P. ("Charter Aspect"), Morgan Stanley Charter Graham L.P. ("Charter Graham"), and Morgan Stanley Charter WCM L.P. ("Charter WCM") (individually, a "Partnership", or collectively, the "Partnerships") are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").
  The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The commodity brokers are Morgan Stanley & Co. Incorporated ("MS&Co.") and Morgan Stanley & Co. International plc ("MSIL"). MS&Co. acts as the counterparty on all trading of foreign currency forward contracts. For Charter Campbell, Morgan Stanley Capital Group Inc. ("MSCG") acts as the counterparty on all trading of options on foreign currency forward contracts. Demeter, MS&Co., MSIL, and MSCG are wholly-owned subsidiaries of Morgan Stanley.
  Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based on their proportional ownership interests.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.
REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Operations. Monthly, MS&Co. credits each Partnership with interest income on 100% of its average daily funds held at MS&Co. and MSIL to meet margin requirements at a rate approximately equivalent to what the commodity brokers pay other similar customers on margin deposits. In addition, MS&Co. credits at each month end each Partnership with interest income on 100% of such Partnership's assets not deposited as margin at a rate equal to the monthly average of the 4-week U.S. Treasury bill discount rate during the month. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on forward contracts and other Futures Interests.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
  The Partnerships' functional currency is the U.S. dollar; however, they transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Changes in Net Asset Value. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.
NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.
BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. Each Partnership pays a flat-rate monthly brokerage fee of 1/12 of 6% of the Partnership's Net Assets as of the first day of each month (a 6% annual rate). Such fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative and offering expenses.
OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur an incentive fee. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by MS&Co. through the brokerage fees paid by the Partnerships.
CONTINUING OFFERING. Units of each Partnership, except Charter Campbell, are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. MS&Co. pays all such costs.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person first becomes a limited partner. The Request for Redemption must be delivered to a limited partner's local Morgan Stanley Branch Office in time for it to be forwarded and received by Demeter no later than 3:00 p.m., New York City time, on the last day of the month in which the redemption is to be effective. Redemptions must be made in whole Units, with a minimum of 100 Units required for each redemption, unless a limited partner is redeeming his entire interest in a particular Partnership.
  Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to MS&Co.
EXCHANGES.  On the last day of the first month which occurs more than six months after a person first becomes a limited partner in each Partnership except Charter Campbell, and at the end of each month thereafter, limited partners may exchange their Units among Charter Aspect, Charter
Graham, and Charter WCM (subject to certain restrictions outlined in the
Limited Partnership Agreements) without paying additional charges.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.
INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.
DISSOLUTION OF THE PARTNERSHIPS. Charter Aspect will terminate on December 31, 2025 and Charter Campbell, Charter Graham, and Charter WCM will terminate on December 31, 2035 or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.
--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS
Each Partnership pays brokerage fees to MS&Co. as described in Note 1. Each Partnership's cash is on deposit with MS&Co. and MSIL in futures interests trading accounts to meet margin requirements as needed. MS&Co. pays interest on these funds as described in Note 1.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
--------------------------------------------------------------------------------
3. TRADING ADVISORS
Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors are as follows:
Morgan Stanley Charter Campbell L.P.
  Campbell & Company, Inc.
Morgan Stanley Charter Aspect L.P.
  Aspect Capital Limited ("Aspect")
Morgan Stanley Charter Graham L.P.
  Graham Capital Management, L.P.
Morgan Stanley Charter WCM L.P.
  Winton Capital Management Limited ("Winton")
Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:
MANAGEMENT FEE. Charter Aspect, Charter Graham, and Charter WCM each pays its trading advisor a flat-rate monthly fee equal to 1/6 of 1% (a 2% annual rate) of the Partnership's Net Assets under management by each trading advisor as of the first day of each month.
  Charter Campbell pays its trading advisor a flat-rate monthly fee equal to 1/12 of 2.65% (a 2.65% annual rate) of the Partnership's Net Assets under management as of the first day of each month.
INCENTIVE FEE. Each Partnership's incentive fee is equal to 20% of trading profits paid on a monthly basis.
  Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted. When a trading advisor experiences losses with respect to Net Assets as of the end of a calendar month, the trading advisor must recover such losses before that trading advisor is eligible for an incentive fee in the future. MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(concluded)
  Charter Aspect and Charter WCM pays incentive fees to Aspect and Winton, respectively, based upon the performance of each trading advisor beginning December 1, 2006 without regard to any losses incurred by the prior trading advisor(s).
Managed futures investments are speculative, involve a high degree of risk, use significant leverage, are generally illiquid, have substantial charges, are subject to conflicts of interest, and are suitable only for the risk capital portion of an investor's portfolio. Before investing in any managed futures investment, qualified investors should read the prospectus or offering documents carefully for additional information with respect to charges, expenses, and risks. Past performance is no guarantee of future results.
This report is based on information from multiple sources and Morgan Stanley makes no representation as to the accuracy or completeness of information from sources outside of Morgan Stanley.
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